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                             SOULFOOD CONCEPTS, INC.
                           630 Ninth Avenue, Suite 310
                               New York, NY 10036
                                 (212) 262-8333
                               FAX: (212) 262-8311






                                 April 11, 2000


Securities and Exchange Commission
Judiciary Plaza
450 5th Street, N.W.
Washington, D.C. 20549
Attn: Kenneth Lench

         Re: Withdrawal of Soulfood Concepts, Inc. Form 10-SB
             ------------------------------------------------

Dear Mr. Lench:

         We hereby request the withdrawal of our registration statement on Form 10-SB, filed with the Securities and Exchange Commission on April 7, 2000, because we intend to promptly file a Form 8-A in order to register our common stock under Section 12(g) of the Securities Exchange Act of 1934.

         Please call Mitchell D. Hollander, Esq. at (212) 519-5119 with any questions that you may have.


                                              Very truly yours,

                                              SOULFOOD CONCEPTS, INC.


                                              By: /s/ Mark Campbell
                                                 ---------------------------
                                                 Name:  Mark Campbell
                                                 Title: President and Chief
                                                        Executive Officer